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                                                                  EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

 1. E*TRADE Securities, Inc., incorporated in the State of California.

 2. E*TRADE Capital, Inc., incorporated in the State of California.

 3. E*TRADE Asset Management, Inc., incorporated in the State of Delaware.

 4. E*TRADE Global Ltd., incorporated in Bermuda.

 5. E*TRADE International Ltd., incorporated in Bermuda.

 6. ClearStation, Inc., incorporated in the State of California.

 7. TIR (Holdings) Limited, incorporated in the Cayman Islands.

 8. Telebanc Financial Corporation, incorporated in the State of Delaware.

 9. Telebank, incorporated in the United States of America.

10. Telebanc Capital Markets, incorporated in the State of Virginia.

11. Telebanc Servicing Corporation, incorporated in the  State of Delaware.

12. Telebanc Capital Trust I, organized in the State of Delaware.

13. Telebanc Capital Trust II, organized in the State of Delaware.

14. AGT Mortgage Services, incorporated in the State of Delaware.

15. AGT - PRA, LLC, organized in the State of Delaware.